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                                                                     Exhibit 3.3

                           NATIONWIDE ELECTRIC, INC.

                    CERTIFICATE OF DESIGNATION, PREFERENCES
         AND RIGHTS OF SERIES A NONVOTING CONVERTIBLE PREFERRED STOCK

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                    Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

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     Nationwide Electric, Inc. (the "Corporation"), certifies that pursuant to the authority contained in Article FOURTH of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of the Preferred Stock, $.01 par value, designated as Series A Nonvoting Convertible Preferred Stock:

     RESOLVED, that a series of the class of Preferred Stock, $.01 par value, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are set forth in this Certificate of Designation, Preferences and Rights of Series A Nonvoting Convertible Preferred Stock (the "Certificate of Designation") as follows:

     1. Designation and Amount. Preferred Stock of the Corporation created and authorized for issuance hereby shall be designated as "Series A Nonvoting Convertible Preferred Stock" (herein referred to as "Series A Preferred Stock"), having a par value per share equal to $.01, and the number of shares constituting such series shall be 6,000. The Corporation shall only originally issue shares of Series A Preferred Stock to KLT Energy Services, Inc., a Missouri corporation ("KLT") pursuant to that certain Agreement and Plan of Merger among the Corporation, Galt Financial, Inc., KLT and Reardon Capital, LLC, dated May 23, 1998.

     2.   Powers, Preferences and Rights of Series A Preferred Stock

          (a) The Series A Preferred Stock shall have no voting rights. The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends at the rate of $75.00 per annum per share, and no more. Such dividends shall be cumulative from February 27, 1998, the date that 6,000 shares of Nonvoting Preferred Stock were issued by Galt Financial, Inc. to KLT, (the "Issue Date") and shall be payable in arrears, when and as declared by the Board of Directors, on the last day of each month (each such date being referred to as a "Dividend Payment Date"), commencing October 1998; provided, however, that the dividends cumulated between the Issue Date and the first Dividend Payment Date shall not be payable until the associated shares of Series A

                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                    FILED 04:00 PM 06/11/1998
                                                        981226772 - 2859741

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Preferred Stock are redeemed by the Corporation, as set forth below. The monthly period between consecutive Dividend Payment Dates shall be referred to as a "Dividend Period." Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. As used above, the term "Record Date" means the fifteenth day of the month in which such dividend is payable, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.

     (b) In the event that full cash dividends are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Series A Preferred Stock shall cumulate as provided in paragraph 2(c) below.

     (c) If, on any Dividend Payment Date, the holders of the Series A Preferred Stock shall not have received the full dividends provided for in the other provisions of this paragraph 2, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 360 day year.

     (d) So long as any shares of Series A Preferred Stock shall be outstanding, the corporation shall not declare or pay on any Junior Stock (defined as the Common Stock, the Class A Nonvoting Common Stock and any other class or series of stock of the Corporation not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock shall have been so paid or declared and set apart for payment) any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Corporation or any Subsidiary, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Series A Preferred Stock shall have

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     been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

          (e) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid the Subscription Price (defined to be $1,000 per share) of all outstanding shares of Series A Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued and unpaid dividends thereon to such date, and no more, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Series A Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and of any stock having preferential rights to dividends or to assets of the Corporation on dissolution, liquidation or winding up, which are on a parity with those of the Series A Preferred Stock, shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectfully entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph e.

     3. Mandatory Redemption. The Series A Preferred Stock shall be subject to mandatory redemption as follows:

          (a) The Corporation shall each month redeem one-thirty sixth (1/36) of the number of shares of Series A Preferred Stock outstanding as of the end of February, 1999 (rounded to the nearest whole share), commencing with the last day of March, 1999 and continuing until all outstanding shares of Series A Preferred Stock are redeemed, at a cash amount per share equal to the Subscription Price, together with any accrued but unpaid dividends thereon to and including the date of redemption (such price referred to as the "Redemption Price"). The Corporation may redeem all or any part of the Series A Preferred Stock at any time, at its sole election, at a cash amount per share equal to the Redemption Price. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, such shares shall be redeemed pro rata or by lot as determined by the Board of Directors in its sole discretion.

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          (b)  The Corporation shall redeem all outstanding shares of Series A
     Preferred Stock, at the Redemption Price, upon any closing of the sale or other disposition of a majority of the Corporation's assets.

          (c) Notice of every redemption of Series A Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holders of record of the shares to be redeemed at their respective addresses as they shall appear on the records of the Corporation, not less than ten (10) days nor more than twenty (20) days prior to the date fixed for redemption (the "Redemption Date") (i) notifying such holders of the election of the Corporation to redeem such shares and of the date of redemption, (ii) stating the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the Redemption Price therefor, and (iii) stating the name and address of any redemption agent selected by the Corporation and the name and address of the Corporation's transfer agent for the Series A Preferred Stock. The Corporation may act as the transfer agent for the Series A Preferred Stock.

          (d) If notice of redemption shall have been given as hereinbefore provided, and the Corporation shall not default in the payment of the Redemption Price, then each holder of shares called for redemption shall be entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the Redemption Date. If the Corporation shall default in making payment or delivery as aforesaid on the Redemption Date, then each holder of the shares called for redemption shall be entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the date (the "Final Redemption Date") when the Corporation makes payment or delivery as aforesaid to the holders of the Series A Preferred Stock. From and after the Redemption Date or, if the Corporation shall default in making payment or delivery as aforesaid, the Final Redemption Date, the shares called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receive amounts to be paid hereunder. The deposit of monies in trust with any redemption agent shall be irrevocable except that the Corporation shall be entitled to receive from the redemption agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two (2) years from the Redemption Date (or the Final Redemption Date, as applicable) shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment, without interest.

     4. Conversion into Common Stock. The Series A Preferred Stock shall be convertible into Common Stock as follows:

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          (a)  Subject to and upon compliance with the provisions of this paragraph 4, the holder of any shares of Series A Preferred Stock shall have the right at such holder's option, at any time or from time to time on and after August 1, 1999, to convert any of such shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock, on a conversion ratio equal to the Redemption Price at the time of such election divided by $1,000 and then multiplied by 3000, upon the terms hereinafter set forth. In case any share of Series A Preferred Stock is called for redemption, such right of conversion shall terminate at the close of business on the fifth day prior to the Redemption Date or, if the Corporation shall default in the payment of the Redemption Price, at the close of business on the fifth day prior to the Final Redemption Date.

          (b) The holder of any shares of Series A Preferred Stock may exercise the conversion right specified in subparagraph 4(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Conversion shall be deemed to have been effected on the date when notice of an election to convert and certificates for the shares to be converted are delivered (the "Conversion Date"). As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a shares of Common Stock (valued at $1,000 per share).

     5. No Impairment. As long as any Series A Preferred Stock of this Corporation is outstanding, this Corporation shall not without the consent of the holders of at least two-thirds of that outstanding Series A Preferred Stock, given in person or by proxy at a meeting of the holders of the Series A Preferred Stock called for that purpose, or given in writing:

          (a) Amend or repeal any provision of the Certificate of Incorporation of this Corporation or any amendment thereto or add any provision to the certificate, if such action would alter the preferences, special rights or powers of the Series A Preferred Stock so as to affect that stock adversely; or

          (b) Authorize or create, or increase the authorized amount of, any stock (hereafter called "Prior Preference Stock") having preferential rights (to dividends or to assets on the dissolution, liquidation or winding up of this Corporation) which are prior to those of the Series A Preferred Stock; or

          (c) Authorize or create any stock, security, debt or obligation convertible into or exchangeable for Prior Preference Stock or evidencing the right to purchase Prior Preference Stock, or

          (d)  Increase the authorized amount of Series A Preferred Stock; or

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          (e)  Reclassify any shares of Common Stock or any shares of junior stock that may hereafter be created into Prior Preference Stock, Series A Preferred Stock, or any stock having preferential rights to dividends or to assets of this Corporation on dissolution, liquidation or winding up, which are on a parity with those of the Series A Preferred Stock; or

          (f) By voluntary action dissolve, liquidate or wind up the Corporation, or sell, lease or convey all or substantially all of the assets of the Corporation (but, the execution and delivery of a mortgage, deed of trust or instrument of pledge, covering all or substantially all of the assets of the Corporation shall not be considered a sale or conveyance thereof); or

          (g) Effect the merger or consolidation of the Corporation; unless: (i) the surviving or resulting corporation (which may be this Corporation or another corporation) will have, immediately after the merger or consolidation, no stock either authorized or outstanding ranking prior to or on a parity with the Series A Preferred Stock as to dividends or as to assets upon dissolution, liquidation or winding up of the surviving or resulting corporation, except the same or a lesser number of shares of stock having such priority or parity with the same or lesser rights, preferences and powers as the stock of this Corporation authorized and outstanding immediately before the merger or consolidation; and (ii) each holder of Series A Preferred Stock immediately before the merger or consolidation shall be entitled to retain or receive the same number of shares (with the same rights, preferences and powers) of the resulting corporation.

     6. Severability. If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate of Designation (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

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     IN WITNESS WHEREOF, the Corporation has caused the foregoing certificate to be signed and attested as of May 31, 1998.


                                       NATIONWIDE ELECTRIC, INC.


                                       By: /s/ Frederick C. Green IV
                                           ------------------------------------
                                               Frederick C. Green IV, President


(CORPORATE SEAL)

ATTEST:


By: /s/ Mark G. English
    ------------------------------
        Mark G. English, Secretary


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